Exhibit 99.1

NRx Pharmaceuticals Announces Definitive Purchase Agreement for Preferred Shares at $0.40 per share

•	NRx Pharmaceuticals received approximately $1.2 million in cash from existing investors

•	Preferred shares to sold at $0.40; shares convert to one common share and one common warrant ($0.40/ strike) after six months

•	Share purchase will assist the Company in development of NRX-101 in Suicidal Bipolar Depression and Chronic Pain and general corporate purposes

RADNOR, Pa., August 29, 2023 – NRx Pharmaceuticals, Inc. (Nasdaq: NRXP) (“NRx Pharmaceuticals”, the “Company”), a clinical-stage biopharmaceutical company, today announced that it entered into a definitive purchase agreement subject to standard closing conditions with accredited investors to purchase 3,000,000 shares of preferred stock at $0.40 per share, which will convert, after six (6) months into 3,000,000 common shares and 3,000,000 warrants to purchase common stock at a purchase price of $0.40 per share; the term on these warrants is five (5) years. These shares may also be converted to common shares at the investor’s option should the closing share price of NRx common stock reach $1.20 per share during the six-month period.

“In a very difficult biotechnology capital market, we are pleased to benefit from the support of committed long-term investors who are committing capital for a minimum of six months. Over those six months, we aim to release data from two important clinical trials, one in Suicidal Bipolar Depression and one in Chronic Pain,” said Stephen Willard, J.D., Chief Executive Officer and Director of NRx Pharmaceuticals.

The preferred shares and warrants subscribed today are not currently registered and may only be purchased by accredited investors. They were sold based on investor interest and not as part of any general solicitation.

This press release does not constitute an offer to sell securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under securities laws of any such jurisdiction.

About NRX-101

NRX-101, a fixed dose combination of D-cycloserine and lurasidone, has been granted Fast Track Designation, Breakthrough Therapy Designation, a Special Protocol Agreement, and a Biomarker Letter of Support from the FDA for Bipolar Depression with Suicidality. NRX-101 is further being developed to treat chronic pain and PTSD.

Up to 50% of individuals with bipolar disorder attempt suicide over their lifetime, and estimates indicate that up to 20% may die by suicide. The only FDA-approved treatment for patients with suicidal bipolar depression remains electroconvulsive therapy.

Conventional antidepressants can increase the risk of suicide in certain patients; hence their labels contain a warning to that effect. NRX-101 is a patented, oral, fixed dose combination of D-cycloserine and lurasidone, neither of which has shown addiction potential in preclinical models. Based on the results of the STABIL-B trial, NRX-101 received Breakthrough Therapy Designation from the FDA for the treatment of patients with severe bipolar depression and acute suicidality after initial stabilization with ketamine or other effective therapy.

NRX-101 is one of the first oral antidepressants currently in late-stage clinical studies targeting the NMDA-receptor in the brain, which represents potentially a key new mechanism to treat depression with and without suicidality, as well as chronic pain, PTSD and other indications.

About NRx Pharmaceuticals

NRX-101, a fixed dose combination of D-cycloserine and lurasidone, has been granted Fast Track Designation, Breakthrough Therapy Designation, a Special Protocol Agreement, and a Biomarker Letter of Support from the FDA for Bipolar Depression with Suicidality. NRX-101 is further being developed for chronic pain and PTSD.

Up to 50% of individuals with bipolar disorder attempt suicide over their lifetime, and estimates indicate that up to 20% may die by suicide. The only FDA-approved treatment for patients with suicidal bipolar depression remains electroconvulsive therapy.

Conventional antidepressants can increase the risk of suicide in certain patients; hence their labels contain a warning to that effect. NRX-101 is a patented, oral, fixed dose combination of D-cycloserine and lurasidone, neither of which has shown addiction potential in preclinical models. Based on the results of the STABIL-B trial, NRX-101 received Breakthrough Therapy Designation from the FDA for the treatment of patients with severe bipolar depression and acute suicidality after initial stabilization with ketamine or other effective therapy.

NRX-101 is one of the first oral antidepressants currently in late-stage clinical studies targeting the NMDA-receptor in the brain, which represents potentially a key new mechanism to treat depression with and without suicidality, as well as chronic pain, PTSD and other indications.

Cautionary Note Regarding Forward-Looking Statements

This announcement of NRx Pharmaceuticals, Inc. includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995, which may include, but are not limited to, statements regarding our financial outlook, product development, business prospects, and market and industry trends and conditions, as well as the Company's strategies, plans, objectives, and goals. These forward-looking statements are based on current beliefs, expectations, estimates, forecasts, and projections of, as well as assumptions made by, and information currently available to, the Company's management.

The Company assumes no obligation to revise any forward-looking statement, whether as a result of new information, future events or otherwise. Accordingly, you should not place reliance on any forward-looking statement, and all forward-looking statements are herein qualified by reference to the cautionary statements set forth above.

CORPORATE CONTACT

Jeremy Feffer

LifeSci Advisors, Inc.

jfeffer@lifesciadvisors.com

Matthew Duffy

Chief Business Officer

mduffy@nrxpharma.com